Exhibit 5.1

Our ref RHT/604835-000001/18943765v4

The9 Limited

17 Floor, No. 130 Wu Song Road

Hong Kou District, Shanghai 201203

People’s Republic of China

4 January 2021

Dear Sir or Madam

The9 Limited

We have acted as Cayman Islands legal advisers to The9 Limited (the "Company") in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to the issue by the Company of certain Class A ordinary shares of par value US$0.01 each (the "Shares"), and certain American depositary shares (the "ADSs") representing the Shares, issuable upon exercise of (i) the warrants to purchase certain ADSs (the “Warrant”) under a warrant agent agreement (the "Warrant Agreement") entered into between the Company with Computershare Inc. and Computershare Trust Company, N.A. as warrant agent for such Warrant and (ii) the representative’s warrant issued by the Company to Maxim Partners LLC (the "Representative's Warrant", together with the Warrant, the "Warrants").

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents and such other documents as we have deemed necessary in order to render the opinions below:

1.1	The certificate of incorporation of the Company dated 22 December 1999 and the certificate of incorporation on change of name of the Company dated 10 February 2004 issued by the Registrar of Companies in the Cayman Islands.

1.2	The second amended and restated memorandum and articles of association of the Company as adopted by a special resolution passed on 6 May 2019 (the "Memorandum and Articles").

1.3	The written resolutions of the directors of the Company dated 30 July 2020 (the "Directors' Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 30 December 2020, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	All signatures, initials and seals are genuine.

2.3	The Warrants and the Warrant Agreement have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.4	The Warrants and the Warrant Agreement are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.5	The choice of the laws of the State of New York as the governing law of the Warrants and the Warrant Agreement has been made in good faith and would be regarded as a valid and binding selection which will be upheld by courts located within the Borough of Manhattan in the City and State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.6	The Company will have sufficient authorized but unissued Shares in its authorized share capital to enable the Company to issue the Shares upon exercise of the Warrants.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Warrants and the Warrant Agreement.

2.8	The Warrant will be issued, authenticated and certificated as required in accordance with the provisions of the Warrant Agreement, and certificates representing the Warrant will have been duly executed, countersigned, registered and delivered in accordance with the provisions of the Warrant Agreement.

2.9	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Warrants and the Warrant Agreement.

2.10	No monies paid to or for the account of any party under the Warrants or the Warrant Agreement or any property received or disposed of by any party to the Warrants and the Warrant Agreement in each case in connection with the Warrants and the Warrant Agreement or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (2020 Revision) and the Terrorism Act (2018 Revision), respectively).

2.11	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the laws of the State of New York.

2.12	There is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out below.

3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2          The authorised share capital of the Company is US$50,000,000 divided into (i) 4,300,000,000 Class A Ordinary Shares of a par value of US$0.01 each, (ii) 600,000,000 Class B Ordinary Shares of a par value of US$0.01 each and (iii) 100,000,000 shares of a par value of US$0.01 each of such class or classes as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	The issue and allotment of the Shares (including the Shares underlying the ADSs issuable upon the exercise of the Warrants) have been duly authorised and when allotted, issued and paid for as contemplated in the Registration Statement, the Shares will be legally issued and allotted, fully paid and non-assessable. As a matter of Cayman law, a share is only issued when it has been entered in the register of members (shareholders).

3.4	The execution, issue, delivery and performance of the Warrants have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Warrants by an Authorized Officer (as defined in the Directors' Resolutions) for and on behalf of the Company, the Warrants will have been duly executed, issued and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

3.5	The statements under the caption "Taxation" in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Warrants and the Warrant Agreement will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Warrants or the Warrant Agreement in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the Warrants and the Warrant Agreement to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Warrants or the Warrant Agreement whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	Applicable court fees will be payable in respect of the enforcement of the Warrants or the Warrant Agreement.

4.3	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.4	The phrase "non-assessable" means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4.5	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

4.6	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Warrants or the Warrant Agreement.

Except as specifically stated herein, we express no view as to the commercial terms of the Warrants or the Warrant Agreement or whether such terms represent the intentions of the parties, and we make no comment with regard to warranties or representations that may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities", "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Taxation”, "Taxation" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP